UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2021

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	52-2336602
(Commission File Number)	(IRS Employer Identification No.)

66 South Hanford Street, Suite 150, Seattle, Washington	98134
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, no par value

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2021, the Board of Directors (the “Board”) of Jones Soda Co. (the “Company”) appointed Jamie Colbourne, age 63, as the Company’s Interim Chief Financial Officer, effective immediately. Jamie Colbourne replaces Joe Culp as the Company’s Principal Financial Officer. Mr. Culp will continue to serve as the Company’s Controller and Principal Accounting Officer.

Mr. Colbourne has been a director on the Board since September 1, 2020, and has served as the Chairman of the Board since January 1, 2021. Previously, Mr. Colbourne has served as the Company’s Interim Chief Executive Officer from April 6, 2020 until December 1, 2020. Prior to that, he was the Chief Executive Officer of Harry’s Fresh Foods, a position he held from July 2012 until it was sold in March 2019, and also served on its Board of Directors. Mr. Colbourne currently serves on the Board of Directors of Ellenos Real Greek Yogurt, Harbor Wholesale, and Bargreen Ellingson. He was the Chief Operating Officer of Charlie’s Produce from 2008 to 2012. From 2002 to 2008, Mr. Colbourne served as Chief Executive Officer and President of Litehouse Inc., and prior to that, he held positions at Tully’s Coffee, Specialty Frozen Foods, Haagen-Dazs, Pepsico/Seven-up Canada. Mr. Colbourne received a Bachelor of Commerce, Marketing and Finance from St. Mary’s University in Canada and received a Canadian Chartered Accounting designation in 1982.

Mr. Colbourne was not appointed as the Company’s Interim Chief Financial Officer pursuant to any arrangement or understanding with any other person, and Mr. Colbourne has no family relationships with any current director, director nominee, or executive officer of the Company.

On October 18, 2021, the Company entered into a definitive arrangement agreement (the “Arrangement Agreement”) with Pinestar Gold Inc. (“Pinestar”) pursuant to which the Company agreed to acquire all of the issued and outstanding shares of Pinestar on the basis of one common share of the Company (each, a “Jones Share”) for each common share of Pinestar (each, a “Pinestar Share”) by way of a court approved plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”). In connection with the Arrangement, Pinestar agreed to complete an offering for subscription receipts (“Subscription Receipts”) for minimum aggregate gross proceeds of US$8,000,000, at a price per Subscription Receipt equal to US$0.50 (the “Concurrent Offering”). The Arrangement Agreement provides that each Subscription Receipt will automatically convert into one Pinestar Share and one new common share purchase warrant of Pinestar (with an exercise price of $0.625 per share), which will then be immediately exchanged for, or adjusted into, Jones Shares and share purchase special warrants of the Company (the “Jones Warrants”) in accordance with a 1:1 exchange ratio as part of the Arrangement. Mr. Colbourne currently intends to acquire $200,000 in Subscription Receipts in the Concurrent Offering, which are expected to result in the issuance of 400,000 Jones Shares and 400,000 Jones Warrants (exercisable into Jones Shares at an exercise price of $0.625 per Jones Share) to Mr. Colbourne as part of the Arrangement, subject to approval of the Company’s Audit Committee as described below.

The Board reviewed and approved the Arrangement Agreement, and approved the transactions contemplated under the Arrangement Agreement, including both the Arrangement and the issuance of the Jones Shares and Jones Warrants in the Arrangement. Mr. Colbourne’s planned participation in the Concurrent Offering is subject to review and approval by the Company’s Audit Committee under the Board’s written policy for the review and approval of related person transactions.

Other than Mr. Colbourne’s intended investment in the proposed Concurrent Offering, there are no transactions or proposed transactions, to which the Company is a party, or intended to be a party, in which Mr. Colbourne has, or will have, a material interest subject to disclosure under Item 404(a) of Regulation S-K.

It is expected that Mr. Colbourne will enter into a separate agreement with the Company to provide for compensation for assuming the role of the Company’s Interim Chief Financial Officer, the terms of which will be described in a subsequent Current Report on Form 8-K following the execution of any such agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

November 29, 2021	By:	/s/ Mark Murray
Mark Murray President and Chief Executive Officer